Exhibit 10.14

ENERGY PARTNERS, LTD.

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

(AS OF JULY 2009)

Annual Retainers and Meeting Fees

The non-employee directors of Energy Partners, Ltd. are entitled to receive the following compensation:

•	an annual retainer fee of $20,000 per year;

•	meeting fees of $2,000 for each Board meeting attended;

•	meeting fees of $1,500 for each committee meeting attended (even if held on the same date as a Board meeting);

•	an additional retainer of $5,000 per year for each member of the Audit Committee, plus an additional retainer of $15,000 per year for the chairperson of the Audit Committee; and

•	an additional retainer of $10,000 per year for the chairperson of each of the Compensation Committee and Nominating & Governance Committee.

Meeting fees are paid in cash. Retainer fees are paid in shares of common stock (valued at fair market value); provided that a director may elect to receive up to 50% of such retainer fees in cash. Directors may defer all or a portion of their retainer and meeting fees. The Energy Partners, Ltd. Stock and Deferral Plan for Non-Employee Directors governs the payment of retainer and meeting fees and the terms of any deferrals of such fees. Directors are also reimbursed for their reasonable expenses in connection with attending Board meetings and other company events.

Equity Awards

The Energy Partners, Ltd. Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors provides for grants of stock options and restricted share units to members of the Board who are not employees of Energy Partners, Ltd. or any of its subsidiaries. The size of any grants of stock options and restricted share units to non-employee directors, including to new directors, is determined annually by the Compensation Committee. Pursuant to the terms of the plan, restricted share units and stock options become 100% vested on the first anniversary of the date of grant provided the eligible director continues as a director of throughout that one-year period. Prior to the first anniversary of the date of grant, an eligible director is vested in the pro rata number of restricted share units and stock options based on the number of days during that year that the eligible director served. The total number of shares of common stock that may be issued under the plan is 500,000, subject to adjustment in the case of certain corporate transactions and events.